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                                                                    EXHIBIT 99.1

CALUMET BANCORP, INC.
1350 East Sibley Boulevard
Dolton, Illinois 60149





For further information, call
John Garlanger, Senior Vice President
(708) 841-9010

FOR IMMEDIATE RELEASE

              CALUMET BANCORP ANNOUNCES RESULTS OF SPECIAL MEETING

     DOLTON, IL (April 14, 1999) - Mr. Thaddeus Walczak, Chairman of Calumet Bancorp, Inc.(NASDAQ/NMS:CBCI), announced that at a Special Meeting of Shareholders held today, the shareholders of Calumet Bancorp, Inc. approved the Agreement and Plan of Merger among Calumet Bancorp, Inc., FBOP Corporation and FBOP Acquisition Company.

     On September 9, 1998, the Company announced that a definitive agreement had been signed pursuant to which FBOP Corporation would acquire, for cash, all of the outstanding stock of the Company in a transaction valued at $111.6 million, or approximately $32.00 per fully diluted share, after deducting the Company's merger-related expenses. The transaction is scheduled to close pursuant to the terms of the Agreement on or about April 30, 1999.

     The Company has 3,151,696 shares of common stock outstanding on March 31, 1999. Calumet Bancorp, Inc. is the holding company of Calumet Federal Savings and Loan Association of Chicago, which operates five financial services offices
- Dolton, Lansing, Sauk Village and two in southeastern Chicago.